FOR IMMEDIATE RELEASE

PERRIGO REPORTS RECORD SALES AND INCOME
FOR FISCAL 2008 FIRST QUARTER;
INCREASES FULL YEAR GUIDANCE

* First quarter revenue increased $43 million, or 12 percent, to $383 million

* GAAP net income increased 102 percent to $34 million, or $0.36 per share

* Investments in Research and Development, up 25% versus last year

* Fiscal 2008 earnings guidance increased to between $1.12 and $1.22 per share

ALLEGAN, Mich. - Nov. 1, 2007 - The Perrigo Company (Nasdaq: PRGO; TASE) today announced results for its fiscal year 2008 first quarter that ended September 29, 2007.

Perrigo Company
(in thousands, except per share amounts)

	Fiscal 2008	Fiscal 2007
	1st Quarter Ended	1st Quarter Ended
	9/29/07	9/30/06
Sales	$382,740	$340,215
Net Income	$34,019	$16,882
Diluted EPS	$0.36	$0.18
Diluted Shares	94,884	93,273

Sales for the first quarter of fiscal 2008 were $382.7 million, an increase of twelve percent. Net income was $34.0 million, or $0.36 per share, compared with $16.9 million, or $0.18 per share, a year ago, which included expense for a product recall of $0.7 million after-tax, or $0.01 per share.

Perrigo Chairman and CEO Joseph C. Papa stated, “In the first quarter we achieved both record sales and record earnings. It was another strong new product quarter with $11 million in new product sales, led by smoking cessation. On top of that, we had more than $20 million in incremental new business sales due to issues at a competitor. Improvements in supply chain initiatives, quality and inventory management also helped us deliver higher operating margins. The Rx segment similarly contributed strong operating results, led by our new products acquired from Glades. API again substantially outperformed our expectations, growing over 30 percent from last year in a very competitive marketplace. On top of this, our focus on working capital has paid off with $28 million of cash flow from operations in the quarter.”

Mr. Papa continued, “We are raising our fiscal year 2008 earnings guidance to $1.12 to $1.22 per share, a growth of 26 to 37 percent over adjusted EPS last year. This range is exclusive of the Omeprazole new product launch. Our initial guidance was based, in part, on the public comments of our competitor that they would return to the market in December. With one solid quarter behind us, our team feels more comfortable in our ability to retain this business. With these positive tailwinds we are excited about our prospects for the rest of the year.”

Consumer Healthcare

Consumer Healthcare segment sales in the first quarter were a record $268.3 million compared with $241.8 million in the first quarter last year, an increase of $26.5 million or 11 percent. The sales increase resulted from $10 million in revenue from new product sales, approximately $20 million in incremental new business and gains in non-U.S. businesses that was partially offset by the withdrawal of fiber laxatives and lower vitamin sales.

Operating income was $29.5 million, compared with $17.1 million a year ago as a result of higher gross margins from new products, supply chain efficiencies and international growth. Additionally, last year’s quarter included higher inventory costs and costs related to a product recall.

On July 11, the Company announced it had closed its transaction to acquire Qualis, Inc., a manufacturer of store brand pediculicide products that compare to Rid® and Nix®. Shipments began this quarter.

Rx Pharmaceuticals

The Rx Pharmaceutical segment sales were $35.0 million, including $5.8 million in service and royalty revenues, compared with $31.4 million a year ago. Fiscal 2008 first quarter sales also included $6.6 million in sales of products acquired from Glades Pharmaceuticals. Operating income was $7.4 million, up from $5.8 million last year.

On September 19, the Company announced it had received final approval from the FDA for ciclopirox topical solution, 8% (equivalent to Penlac® Nail Lacquer), indicated for the treatment of fingernail and toenail infections. Shipments began immediately.

API

The API segment reported sales of $38.8 million compared with $29.8 million a year ago, reflecting strong sales in several key products. Operating income was $7.3 million, compared with $4.7 million last year, reflecting the higher sales volume and a favorable sales mix.

Other

The Other category, consisting of Israel Consumer Products and Israel Pharmaceutical and Diagnostic Products segments, reported sales of $40.7 million, compared with $37.2 million a year ago. Operating income was $2.5 million, compared with $2.7 million last year.

In the fiscal 2007 first quarter, unallocated expenses were $0.7 million compared with $4.5 million a year ago. The decrease was due primarily to a legal settlement.

Perrigo’s Chairman and CEO Joseph C. Papa concluded, “I am very pleased with the momentum we have built and am excited about our full year prospects. Our focus on quality, supply chain improvements and improved customer service drove these results. Our on-going investment in R&D continues to add new products with the largest launch in our history expected soon. Looking ahead, Perrigo will continue to make quality healthcare more affordable for our customers and drive value for our shareholders.”

Perrigo will host a conference call to discuss fiscal 2008 first quarter results at 10:00a.m. (ET) on Thursday, November 1. The conference call will be available live via web cast to interested parties on the Perrigo website http://www.perrigo.com or by phone 888-694-4676, International 973-582-2737, and reference ID# 9363591. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Thursday, November 1, until midnight Friday, November 9, 2007. To listen to the replay, call 877-519-4471, International 973-341-3080, access code 9363591.

Perrigo Company is a leading global healthcare supplier that develops, manufactures and distributes over-the-counter (OTC) and prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients (API) and consumer products. The Company is the world’s largest manufacturer of OTC pharmaceutical products for the store brand market. The Company’s primary markets and locations of manufacturing facilities are the United States, Israel, Mexico and the United Kingdom. Visit Perrigo on the Internet (http://www.perrigo.com).

Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended June 30, 2007, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Arthur J. Shannon, Vice President, Investor Relations and Communication
(269) 686-1709
E-mail: ajshannon@perrigo.com

Ernest J. Schenk, Manager, Investor Relations and Communication
(269) 673-9212
E-mail: eschenk@perrigo.com

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	First Quarter
	2008	2007

Net sales	$382,740	$340,215
Cost of sales	266,022	247,400
Gross profit	116,718	92,815

Operating expenses
Distribution	7,074	7,384
Research and development	16,320	13,047
Selling and administration	47,275	46,672
Total	70,669	67,103

Operating income	46,049	25,712
Interest, net	4,655	4,586
Other income, net	(1,183)	(61)

Income before income taxes	42,577	21,187
Income tax expense	8,558	4,305

Net income	$34,019	$16,882

Earnings per share
Basic	$0.37	$0.18
Diluted	$0.36	$0.18

Weighted average shares outstanding
Basic	93,142	92,168
Diluted	94,884	93,273

Dividends declared per share	$0.045	$0.043

PERRIGO COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 29,	June 30,	September 30,
	2007	2007	2006
Assets	(unaudited)		(unaudited)
Current assets
Cash and cash equivalents	$46,837	$30,305	$33,027
Investment securities	32,487	49,110	27,922
Accounts receivable	283,443	282,045	230,239
Inventories	314,597	295,114	326,538
Current deferred income taxes	41,372	41,400	52,215
Income taxes refundable	5,596	-	-
Assets held for sale	2,746	2,746	-
Prepaid expenses and other current assets	20,264	18,340	21,068
Total current assets	747,342	719,060	691,009

Property and equipment	665,239	664,096	617,813
Less accumulated depreciation	343,033	333,024	298,260
	322,206	331,072	319,553

Restricted cash	400,000	422,000	400,000
Goodwill	199,730	196,218	183,205
Other intangible assets	187,467	159,977	137,876
Non-current deferred income taxes	49,184	54,908	43,380
Other non-current assets	40,723	41,919	40,651
	$1,946,652	$1,925,154	$1,815,674

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$170,639	$164,318	$172,680
Notes payable	11,677	11,776	5,740
Payroll and related taxes	38,425	46,226	41,458
Accrued customer programs	48,638	48,218	45,084
Accrued liabilities	44,142	47,333	41,164
Accrued income taxes	-	29,460	17,501
Current deferred income taxes	15,214	17,125	9,837
Current portion of long-term debt	15,314	15,381	-
Total current liabilities	344,049	379,837	333,464

Non-current liabilities
Long-term debt	642,629	650,762	678,272
Non-current deferred income taxes	101,424	103,775	105,427
Other non-current liabilities	87,324	36,311	36,922
Total non-current liabilities	831,377	790,848	820,621

Shareholders' equity
Preferred stock, without par value, 10,000 shares authorized	-	-	-
Common stock, without par value, 200,000 shares authorized	521,117	519,419	510,132
Accumulated other comprehensive income	47,864	56,676	17,461
Retained earnings	202,245	178,374	133,996
Total shareholders' equity	771,226	754,469	661,589
	$1,946,652	$1,925,154	$1,815,674

Supplemental Disclosures of Balance Sheet Information
Allowance for doubtful accounts	$8,622	$9,421	$12,195
Allowance for inventory	$34,947	$36,210	$40,992
Working capital	$403,293	$339,223	$357,545
Preferred stock, shares issued	-	-	-
Common stock, shares issued	93,566	93,395	92,556

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	First Quarter
	2008	2007
Cash Flows From (For) Operating Activities
Net income	$34,019	$16,882
Adjustments to derive cash flows
Depreciation and amortization	15,570	13,502
Share-based compensation	1,958	2,434
Deferred income taxes	2,120	(1,157)
Sub-total	53,667	31,661

Changes in operating assets and liabilities
Accounts receivable	(3,389)	8,550
Inventories	(21,356)	(25,211)
Accounts payable	7,665	(5,785)
Payroll and related taxes	(7,437)	(12,423)
Accrued customer programs	420	(4,450)
Accrued liabilities	(3,584)	(4,203)
Accrued income taxes	2,276	3,474
Other	(563)	1,983
Sub-total	(25,968)	(38,065)
Net cash from (for) operating activities	27,699	(6,404)

Cash Flows (For) From Investing Activities
Purchase of securities	(73,418)	(52,340)
Proceeds from sales of securities	89,182	51,074
Asset acquisition	(12,401)	-
Additions to property and equipment	(4,364)	(8,113)
Net cash for investing activities	(1,001)	(9,379)

Cash (For) From Financing Activities
Repayments of short-term debt, net	(99)	(14,331)
Borrowings of long-term debt	30,000	55,000
Repayments of long-term debt	(38,000)	-
Tax (expense) benefit of stock transactions	(135)	616
Issuance of common stock	4,155	2,222
Repurchase of common stock	(4,280)	(11,238)
Cash dividends	(4,214)	(3,939)
Net cash (for) from financing activities	(12,573)	28,330

Net increase in cash and cash equivalents	14,125	12,547
Cash and cash equivalents, at beginning of period	30,305	19,018
Effect of exchange rate changes on cash	2,407	1,462
Cash and cash equivalents, at end of period	$46,837	$33,027

Supplemental Disclosures of Cash Flow Information
Cash paid/received during the period for:
Interest paid	$10,019	$8,309
Interest received	$5,189	$4,700
Income taxes paid	$588	$1,797
Income taxes refunded	$672	$-

Table I
PERRIGO COMPANY
SEGMENT INFORMATION
(in thousands)
(unaudited)

	First Quarter
	2008	2007
Segment Sales
Consumer Healthcare	$268,259	$241,809
Rx Pharmaceuticals	34,960	31,425
API	38,814	29,779
Other	40,707	37,202
Total	$382,740	$340,215

Segment Operating Income
Consumer Healthcare	$29,549	$17,100
Rx Pharmaceuticals	7,445	5,787
API	7,276	4,658
Other	2,489	2,664
Unallocated expenses	(710)	(4,497)
Total	$46,049	$25,712